EXCLUSIVE DISTRIBUTION AGREEMENT


THIS  AGREEMENT  is  made  the  ____  day  of  _________________________,  2000
----  ---------

BETWEEN
-------


     THE FEMALE HEALTH COMPANY, a company organized under the laws of the State of Wisconsin, having its place of business at 875 North Michigan Ave, Suite 3660, Chicago, Illinois 60611 (hereinafter referred to as "FHC"); and

     MAYER LABORATORIES, INC., a company organized under the laws of the State of California, having its principal offices at 646 Kennedy Street, Building C, Oakland, California 94606, (hereinafter referred to as "MLI")

                                   WITNESSETH:

WHEREAS, FHC and MLI wish to enter into an Agreement whereby MLI gains the exclusive right to market FHC's Product listed in Appendix A (the "Product") within the United States of America (the "Territory");

WHEREAS, FHC has been granted the exclusive license in the Territory, to import, market and sell the Product; and

WHEREAS, MLI possesses an organization to market, sell and distribute the Product in the Territory.

NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties hereto have agreed and do hereby agree as follows:


IT  IS  HEREBY  AGREED
--  --  ------  ------


1.     APPOINTMENT
       -----------

1.01 Effective as of October 1, 2000 (the "Effective Date") and subject to the terms and conditions of this Agreement, FHC appoints MLI as its sole and exclusive distributor of the Product, boxed and labeled as Reality(R), in the Territory, including sales to drug, food, grocery, natural products, adult market, retail military, electronic/internet commerce, and mass merchandisers (the "Distributed Product"), but excluding sales in the Territory to international non-profit organizations (such as UNAIDS, WHO, IPPF or the like) and city, county and state agencies, not-for-profit agencies and community based organizations receiving public funding (the Public Sector), and MLI accepts this appointment. Neither MLI nor its Affiliates will market and/or distribute and/or otherwise handle or have the

Product marketed and/or distributed and/or otherwise handled outside the Territory without prior written consent from FHC. "Affiliate(s)", as to either party, means any legal entity directly or indirectly controlling, controlled by or under common control with a party to this Agreement, and for purposes of this definition, "control" shall mean the power to direct or cause direction of the management and policies of an entity.

1.02 All correspondence, requests for information and/or samples, orders etc. that MLI might receive from outside the Territory or for Product other than Distributed Product shall be forwarded to FHC.

1.03 Subject to Section 1.01, FHC agrees to refer to MLI all inquiries, original correspondence and orders received by FHC during the period of this Agreement, directly or indirectly, pertaining to sales or the possible distribution of Distributed Product in the Territory.

1.04 Subject to Section 9.01, MLI shall purchase all its requirements of the Distributed Product from FHC or its designated Affiliate.

2.     COMMENCEMENT  OF  SALE
       ----------------------

2.01 MLI shall commence actual sale and distribution of the Product as of the Effective Date.


3.     TERM
       ----

3.01 This Agreement shall be for an initial period of seven (7) years following the Effective Date and shall continue thereafter (subject to earlier termination under Sections 20.01 and 20.02 below) for additional one (1) year periods unless and until terminated (i) by either party giving to the other not less than ninety (90) days written notice prior to the end of the initial term or any renewal or (ii) by a successor to substantially all of the assets of FHC or the conduct of the business of FHC in the Territory.


4.     MARKETING  SUPPORT
       ---------  -------

4.01 MLI shall, at its own expense and subject to its own commercial judgement, at all times during the term of this Agreement on such basis as may be reasonably necessary to actively promote and endeavor to increase sales of the Distributed Product throughout the Territory to all trade sectors potentially relevant to the Distributed Product.

4.02     MLI  shall:

(a) In addition to its obligations in Section 15.01 below, submit to FHC, for FHC's review and advice, a marketing plan on or before each October 1st following the Effective Date concerning its marketing and promotion activities, including internet web site references to the Product, for the twelve months starting the following January 1st (the "Marketing Plan"). The Marketing Plan shall include a forecast of MLI's sales and purchases of the Product in the twelve months in question. FHC shall provide MLI with FHC's suggested changes, if any, within thirty (30) days following receipt of the Marketing Plan.

(b) employ such numbers of staff having such qualifications and experience as may be necessary to enable MLI to carry out its obligations under this Agreement;

(c)     establish  and  maintain  adequate  sales  and  marketing  systems;  and

(d) cooperate with and provide such assistance to FHC as may be necessary to establish direct communication and flow of information with MLI's electronic internet web site.

4.03 FHC will make available to MLI Jack Weissman, during the period that he remains in the employ of FHC, to assist in the transition of activities and responsibilities with respect to customer accounts from FHC to MLI. To the extent such assistance is provided on or after the Effective Date, MLI shall reimburse FHC, within ten (10) days of receipt of invoice, in an amount equal to the annualized salary of such employee prorated on the basis of the time used, together with any related costs and expenses incurred, in providing such assistance.


5.     ADVERTISING  &  PROMOTION
       -------------------------

5.01 Without affecting MLI's freedom to select the prices and other terms on which the Product is sold, MLI shall, before publishing advertising or promotional material of the Product which has not already been reviewed by FHC, present such material to FHC for its review and any suggested changes.

5.02 MLI may develop, at its expense, proprietary promotional materials for the product, which shall be the property of MLI, provided that such materials shall be used only with respect to MLI's activities as distributor under this Agreement.

5.03 MLI shall provide FHC with ten copies of each item of promotional material referred to in Sections 5.01 and 5.02 above upon its production.

5.04 During the first twenty-four (24) month period of the term of this Agreement following the Effective Date, and each twelve (12) month period thereafter, MLI shall spend at least $250,000 and $150,000, respectively, in marketing (as defined in Appendix D attached hereto), media and trade promotion activities; such activities and related expenditures to be included in MLI's Marketing Plans and subject to Section 4.02(a) above.

5.05 In the event of any action either on the part of governmental or other authorities, "activists", consumer groups, lawyers, competitors, members of the public, physicians or institutions - alleging inappropriate, unlawful or unsubstantiated statements in any text prepared or suggested by FHC in relation to the Product, either in leaflets, sales manuals, promotional materials, labeling, or packaging material or the like, MLI shall refrain from entering into any correspondence, defense, polemics, discussion or admission, except for acknowledging receipt and reporting to FHC within 7 days for negotiation, unless in the reasonable opinion of MLI it is necessary for it to take immediate action in order to prevent damage being done to the reputation of the Product, or MLI, in the Territory; and, in such circumstances, FHC shall be immediately informed of the allegations raised and the manner in which they have been dealt with by MLI.


6.     INVENTORY  STOCK  &  MINIMUM  PURCHASES
       ---------------------------------------

6.01     Following  the  Effective  Date:

(a) MLI shall maintain a minimum stock of Distributed Product, which will be no less than an amount sufficient in MLI's reasonable, judgement to meet customers' requirements.

(b) During each year (12-month period) of the initial seven year term of this Agreement, MLI shall purchase from FHC and/or FHC's Affiliate, The Female Health Company (UK) Plc ("FHC(UK)"), not less than six hundred sixty thousand (660,000) Units (a "Unit" consisting of one (1) Product, regardless of packaging). Not less than ninety (90) days prior to the end of the initial term of this Agreement or any renewal period, the parties shall determine, in good faith, the appropriate minimum number of Units to be purchased by MLI during each renewal period thereafter. If the parties are unable to agree upon a minimum number of Units for any renewal period, the minimum number of Units applicable for such period shall be the greater of six hundred sixty thousand (660,000) units or seventy percent (70%) of the number of Units purchased by MLI during the prior twelve (12) month period.

(c) MLI shall purchase and take receipt of all the Distributed Product held at FHC's distribution center, Distribution Systems & Services Corporation, St. Paul, Minnesota, not more than ninety (90) days following the date of this Agreement first set forth herein, upon the terms contained in Section 9 below. MLI shall arrange, at its expense and risk, for shipment and delivery of such Distributed Product to MLI's facilities.

Subject to Section 6.01(a) above, MLI shall determine the amount of packages containing three (3) of the Units it desires to purchase and FHC shall retain the remaining inventory of such packaged Units located at FHC's distribution center, with no future requirement for MLI to purchase the remaining inventory of said packages containing three (3) of the units.

(d) On and after the Effective Date, MLI shall be responsible for handling and acceptance of returns of Distributed Product. Notwithstanding the aforementioned, in the first twelve (12) months after the Effective Date, if the number of units of the Product returned to MLI exceeds ten percent (10%) of the units sold by FHC during the twelve (12) months prior to the Effective Date, FHC agrees to replace, at no cost to MLI, fifty percent (50%) of all the returned units past their respective expiration date (with satisfactory proof thereof) that exceed the ten percent (10%). Subject to Section 15.02, MLI shall provide a report of returned Product, which shall be the basis of calculation; and, in the event that FHC is to provide replacement Product, it shall use all reasonable efforts to provide replacement on a first priority basis.


7.     COMPETING  PRODUCTS
       -------------------

7.01 During the term of this Agreement and any renewal thereof, neither MLI nor any of its Affiliates shall market or sell in the Territory any similar products that compete with the Product, which in this context is defined as: any other female condom.

7.02 MLI represents that its present product range does not include any products that may compete with the Distributed Product in terms of the above definition.


8.     FORECASTS  AND  ORDERS
       ---------  ---  ------

8.01 MLI shall submit in writing to FHC(UK), with copy to FHC, on a monthly basis:

(a) firm orders for the Distributed Product to be supplied within the third month following the month in which the order is submitted which order shall specify the date on which delivery of such order is required;

(b) detailed forecasts of its requirements for the Distributed Product to be supplied in the nine months thereafter, subject to FHC(UK)'s acceptance based upon FHC(UK)'s manufacturing capacity and production schedule; and

(c) firm orders, during the first nine (9) months of each 12-month period of the term of this Agreement or any renewal thereof, for not less than forty-five percent (45%) of the minimum number of Units specified in Section 6.01(b).

8.02 All orders for the sale of the Distributed Product to MLI shall be subject to the terms of this Agreement and to FHC(UK)'s standard terms and conditions of sale from time to time in force, and no terms of MLI shall apply or have any effect, whether such terms appear on a written order or otherwise. In the case of any inconsistency between FHC(UK)'s standard terms and conditions and this Agreement, the terms of this Agreement shall prevail. The terms and condition of sale may change upon the written consent of both MLI and FHC.

8.03 In the event FHC(UK) cannot ship product according to schedule, it will notify MLI as soon as practicable and provide a specific delivery schedule. If delays in shipment exceed thirty (30) days, FHC(UK) shall reimburse MLI for air freight charges, as to that portion exceeding freight charges which would have been otherwise paid by MLI under Section 9, with respect to any product that is urgently required by MLI. The foregoing is conditioned upon the quantity of product ordered being within the forecasts submitted by MLI under Section 8.01(b).


9.     PRICES
       ------

9.01 During the term of this Agreement and any renewal thereof, MLI shall purchase its requirements of the Distributed Product from FHC(UK). The Distributed Product supplied by FHC(UK) shall bear FHC's trademark, Reality(R) or any future trademark approved by the parties, and shall, subject to Section
9.02  below,  be  supplied  to MLI at the following prices (in Pounds Sterling):

Packages  containing  three  (3)  Units  each,  or  six  (6)  Units  each:

                         50p  (0.50  pounds)  per  Unit.

     Bulk:                         42p  (0.42  pounds)  per  Unit

Bonus  pack:     Following  Effective  Date     Price  per  Unit
                 --------------------------     ----------------

                 1st  through  3rd  month       46p  (0.46  pounds)
                 4th  through  15th  month      48p  (0.48  pounds)
                 16th  month  +                 50p  (0.50  pounds)

9.02 The prices set forth in Section 9.01 above shall be subject to future price adjustments after twelve (12) months following the Effective Date as to 3-and 6-packs, and after the initial seven year term of this Agreement as to the bonus pack, from time to time by FHC giving MLI not less than six (6) months written notice.

9.03 Unless otherwise agreed specifically in writing, delivery is effected EX WORKS FHC(UK) London (as defined by INCOTERMS 2000 Edition), with payment net 30-days from the date of shipment by FHC(UK).

9.04 FHC and FHC(UK), as the case may be, reserve the right to charge any additional costs incurred in repackaging and/or storing Distributed Product ordered by MLI.


10.     DELIVERY
        --------

10.01 Delivery of the Distributed Product must be acknowledged by MLI by signing the receipt documents provided by FHC, FHC(UK) or the carrier, as the case may be.

10.02 FHC(UK) shall provide to MLI, prior to the arrival of any shipment by courier, all documents required for the US Food and Drug Administration (FDA) and US Customs clearance, including but not limited to, original invoice, original Bill of Lading, factory Certificate of Analysis, packing slip.

10.03     MLI  must  notify  FHC(UK),  with  copy  to  FHC,  within  30  days  :

(a) of the date of delivery of any short delivery or any other apparent loss to the Distributed Product; and

(b)     if  delivery  is  delayed  beyond  the  expected  date  of  delivery;

provided that said 30-days shall be extended for such period as MLI, for reasons beyond its control, shall not have access to the Distributed Product or shall not have been reasonably expected to be aware of such short delivery or loss.

In the absence of such notice, the Distributed Product shall be conclusively deemed to have been delivered.

10.04 MLI shall not be entitled to refuse to accept a delivery by reason only of short or excess delivery unless the delivery is less than 90% of or exceeds 110% of the volume of the Distributed Product ordered.

10.05 MLI shall notify FHC(UK), upon becoming aware of any Product that is delivered damaged. Other than Distributed Product purchased by MLI pursuant to
Section 6.01(c), FHC(UK) shall deliver product to MLI that is packaged with an expiration date of not less than four (4) years.


11.     RISK  AND  PROPERTY
        -------------------

11.01 Risk shall pass to MLI upon shipment of the Distributed Product in accordance with Section 9.03 of this Agreement.

11.02 Title to the Distributed Product shall pass to MLI upon shipment. FHC or FHC(UK) may claim a security interest in the shipment, as the case may be, until payment in full has been made by MLI for the Distributed Product together with any other sums payable in respect of the Distributed Product. MIL authorizes FHC and FHC(UK), as MLI's agent, to prepare, execute and file in MLI's name precautionary Uniform Commercial Code financing statements showing the interest of FHC(UK) in the Distributed Product. MLI acknowledges that until such time, it is in possession of the Product solely as bailee for FHC or FHC(UK) and that the Distributed Product is held at MLI's risk.

11.03 At all times during which the Distributed Product is held at MLI's risk, MLI shall keep all such Distributed Product fully insured in its own name and at its own cost against all risk. Such insurance shall be for the full replacement value of the Distributed Product free from any restriction or excess.


12.     STORAGE  AND  OUT  OF  CONDITION  PRODUCTS
        ------------------------------------------

12.01 MLI shall store and transport the Distributed Product in conditions which will preserve the Distributed Product in good condition, including:

(a)     warehousing and product shipment operations for all Distributed Product;
and

(b) maintain complete records of all Product lots and shipped/destination of Product by lot number.


12.02 MLI shall not sell any of the Distributed Product, which is out of condition, or beyond the expiration date, for any reason. For this purpose "Out of Condition" means Product (including packaging) which:

(a)     FHC  or  FHC(UK) has informed MLI it would not regard as being saleable;
or

(b)     has  been  damaged  or  has  deteriorated;  or

(c) is determined to be out of specification, as specified by the FDA, MLI and agreed by FHC, or other recognized independent testing organization.

12.03 If Distributed Product in the possession of, under the control of, or sold by MLI is or becomes Out of Condition, MLI shall, if requested by FHC or FHC(UK), give all reasonable assistance to FHC and FHC(UK) in locating and recovering the Out of Condition Product and preventing its sale to third parties. MLI shall comply with any Product hold or Product recall requirements practiced by FHC and FHC(UK), or required by the FDA or other applicable government authority. With regard to the foregoing, the Distributed Product supplied by FHC or FHC(UK) shall include the batch number and expiry date, or such similar designations for Distributed Product identification as may be appropriate.

12.04 All action by MLI pursuant to this Section 12 shall be taken at its own expense except in relation to Distributed Product that has been recalled by FHC or FHC(UK), or that which has been determined to be out of specification by the FDA, and not due to any action or omission on the part of MLI, its agents or carriers. In the event that Product is so recalled and/or determined to be out of specification, FHC agrees to replace Product, including costs for freight, duty, Customs brokerage. In the event the FDA determines that Mayer cannot sell the product in its warehouse, and FHC(UK) can not provide replacement due to embargo, FHC shall fully refund MLI the cost for all inventory and all returns resulting from such event.

12.05 If distributed Products are recalled by FHC or FHC(UK), and/or if Distributed Products are found to be out of specification and not due to any action or omission on the part of MLI, its agents or carriers, FHC agrees to use all reasonable efforts to replace Product on a first priority basis.


13.     COMPLIANCE  WITH  FEDERAL  AND  LOCAL  LAWS
        -------------------------------------------

13.01 MLI shall comply with (and keep FHC fully informed of) all applicable laws, regulations, industry standards, Codes of Practice, and other voluntary controls, including but not limited to pre-marketing approval requirements, concerning the Distributed Product in the Territory and any changes therein, including, but without affecting the general nature of this provision, obtaining at its own expense any license, permission or registration of whatever nature relating to the importation, marketing, sale and use of the Distributed Product by MLI.

13.02 FHC shall maintain the pre-market approvals for the Product, consistent with all requirements of the FDA. In the event that the FDA takes action against FHC, FHC(UK) or the Product, FHC shall immediately notify MLI of said action. In the event that the FDA takes action against FHC(UK), or the Product, embargoing the Product from sale, it shall be then considered out of specification, according to Section 12.04.

13.03 FHC(UK) shall provide a copy of its FDA registration each year, if applicable, to MLI. In the event that FHC(UK) undergoes and FDA inspection and audit, it shall notify MLI of said inspection and provide MLI with a copy of any Form 483, or Warning Letter that might result from said audit.

13.04 FHC shall have the right, upon reasonable notice and during normal business hours, to inspect the facilities and records of MLI relating to the Distributed Product to assure compliance with the terms and conditions of this Agreement.

13.05 FHC agrees to indemnify and hold harmless MLI, its associated companies and its respective directors, officers and employees against any and all claims, demands, proceedings, losses, costs and expenses which may be brought against, suffered or incurred by MLI or its respective directors, officers and employees in consequence of any action, legal proceeding, resulting from the FDA determining that the Product has been found to be unsafe due to the negligence, act or omission of FHC or FHC(UK).


14.     PRODUCT  LIABILITY  AND  PRODUCT  REPLACEMENT
        ---------------------------------------------

14.01 FHC(UK) shall replace any Distributed Product that on delivery to MLI is not in a saleable condition or is Out of Condition (in accordance with the meaning given thereto in Section 12.02 above), other than due to any action or omission on the part of MLI, its agents or carriers.

14.02 MLI agrees to indemnify and hold harmless FHC, its associated companies and its respective directors, officers and employees against any and all claims, demands, proceedings, losses, costs and expenses which may be brought against, suffered or incurred by FHC or its or their respective directors, officers and employees, in consequence of any negligence, or breach of this Agreement, on the part of MLI or any of its employees or agents, in storing, selling, promoting or distributing the Product, and any third-party claims arising out of their actions, or lack of action under this Agreement.

14.03 FHC agrees to indemnify and hold harmless MLI, its associated companies and its respective directors, officers and employees against any and all claims, demands, proceedings, losses, costs and expenses which may be brought against, suffered or incurred by MLI or its respective directors, officers and employees in consequence of any negligence, or breach of this Agreement on the part of FHC, any third-party claims arising out of their actions, or lack of action under this Agreement, defective Product supplied by FHC hereunder which cause death or personal injury.

14.04 Without prejudice to Section 14.03 above, FHC(UK)'s obligation to replace Distributed Product as described in Sections 14.01 and 12.04 above shall constitute the full extent of FHC and FHC(UK)'s liability in respect of any loss or damage sustained by MLI for defective Product except for direct costs incurred by MLI caused by FHC(UK)'s negligence. FHC and FHC(UK) shall not be liable for any consequential loss or damages, including but not limited to any loss of business or profit, arising out of or in connection with any act or omission of FHC.

14.05 FHC and MLI agree that these provisions are fair and reasonable and that the most suitable method of dealing with any greater loss or damage which may be incurred by them is by taking out, in their names and at their expense, such insurance policies as they consider appropriate the particulars of which shall be notified in writing to the other for inclusion as Appendix C hereto but in any event without further recourse. In the event FHC or MLI takes out product liability insurance for the US, it agrees to name MLI or FHC, respectively, as an additional insured.

14.06 In the event of a claim or demand being brought against either party, as it relates to the Product or this Agreement, such party shall immediately notify the other party thereof and the party having responsibility hereunder shall forthwith at its own cost handle such claim. The party giving notice hereunder shall provide the other party with such assistance as it may reasonably require.

15.     RECORDS,  REPORTING  AND  ACCESS
        --------  ---------  ---  ------

15.01 MLI shall provide FHC within the first fifteen days following each semi-annual period following the Effective Date with such records and any other information as FHC may reasonably require, and provided Mayer Labs has such other information, concerning its activities during the previous six months and for the six months thereafter. Such information may include (but without affecting the general nature of this provision);

(a)     market  share  (most  recent  data);

(b) a brief description of the general market conditions within the Territory and of MLI's advertising and promotional activities for the forthcoming semi-annual period; and

(c)     marketing,  advertising  and  promotional  plans.

15.02 Subject to the obligations of confidentiality contained herein, MLI shall provide FHC with:

(a)     A  quarterly  and  annual  physical  inventory  report (by the fifteenth
[15th])  day  following  the  end  of  each  calendar  quarter  and  year;

(b) detailed monthly distribution and sales report by number of Units and packages, by customer, provided that any obligations of confidentiality shall not in any manner limit FHC's and FHC(UK)'s access to and use of customer lists/names during or following the term of this Agreement; and

(c)     monthly  report  of  returned  Product;

15.03 MLI and FHC agree that the response to all customer inquiries relating to the appropriate use of the Product, complaints about product quality, or reports that suggest an adverse or unwanted effect of the Product shall be the exclusive responsibility of FHC. FHC shall conduct any investigations relating to product quality required by applicable FDA requirements and shall make all determinations whether reports be made to the FDA. MLI, as requested by FHC, shall assist FHC in conducting any investigations deemed necessary by FHC. MLI shall notify FHC within three business days in the event it receives any complaints regarding product quality or adverse or undesirable effects temporally associated with use of the Product. FHC shall promptly notify MLI of the results of any investigation that indicates that Product provided to MLI does not meet Product specifications and copies of any MDR submitted by FHC to the FDA.

15.04 FHC shall provide MLI with marketing information regarding the Product, both inside and outside the Territory, that it may receive from third parties from time to time and which FHC believes may be relevant or helpful to MLI; provided that such information is not subject to any third party non-disclosure obligations and is subject to the obligations of confidentiality contained herein.

16.     CONFIDENTIALITY
        ---------------

16.01 FHC and MLI agree that any and all information emanating from the other or any of their respective associated companies and not publicly known (including public information in a compilation which is not publicly known) but not including,

(a)     information  that,  at  the  time  of  disclosure,  is  publicly  known,

(b) information that, after disclosure, becomes publicly known other than as a result of a breach of this Agreement,

(c) information that the recipient can show was known to it prior to the disclosure, and

(d) information that the recipient can show was made known to it by a third party who was entitled to do so and who did not impose any obligation of confidentiality or restricted use,

is confidential and proprietary to the party from whom it has emanated or its associated companies, as the case may be.

16.02 FHC and MLI agree that they will not during or after the termination of this Agreement use or disclose for any unauthorized purpose any such confidential information. FHC and MLI each accept full responsibility for any unauthorized use or disclosure of the other's confidential information by it or persons to whom it has disclosed the information, however caused.


17.     TRADEMARK
        ---------

17.01 FHC is the proprietor of the trademark described in Appendix B to this Agreement and/or its substitutes (the "Trademark") under which the Distributed Product is to be marketed by MLI.

17.02 MLI shall not sell the Distributed Product under any other name or mark than the marks used or approved by FHC in relation to the Product nor remove or obliterate those names or marks from the Product nor make any other alteration to the Product, its packaging or its labeling.

17.03 FHC reserves all its rights in the Trademark but hereby grants to MLI the exclusive right during the term of this Agreement to use the Trademark, or any future trademark agreed by the parties, in the Territory in connection with the promotion and marketing of the Distributed Product under Sections 4 and 5 of this Agreement, subject to FHC's right to use the Trademark or any future trademark other than with respect to the sale and distribution of Distributed Product.

17.04 The use of the Trademark by MLI shall at all times be in keeping with and maintain its distinctiveness and reputation as determined by FHC and MLI shall immediately cease any use not consistent therewith upon the reasonable direction of FHC in that respect.

17.05 MLI shall not use any mark that can be reasonably expected to cause confusion with the Trademark in its own corporate name or trading style on any product whatsoever. This obligation shall survive the termination or expiry of this Agreement and any extensions thereof.

17.06 FHC agrees to indemnify and hold harmless MLI, its associated companies and its respective directors, officers and employees against any and all claims, demands, proceedings, costs and expenses, including attorney fees, if any, which may be brought against, suffered or incurred by MLI or its respective directors, officers and employees with respect to any infringement by or misuse of the Trademark, other than as may be due to the negligence, or wrongful act, of MLI.

17.07 Notwithstanding anything to the contrary contained in this Section 17, during the term of this Agreement or any renewal thereof, MLI shall have the right to establish a division within MLI under the name "Female Health Company, US Distribution", and with the prior review and approval of FHC, apply stickers to current inventory assumed by MLI pursuant to Section 12 above, and modify future Distributed Product packaging to be supplied by FHC(UK), to reflect distribution by MLI under the foregoing name. MLI shall not take any action to register or file any documents with any governmental authority regarding its use of the name "Female Health Company, US Distribution, without the prior review and written approval of FHC.

17.08 MLI shall assume full responsibility with respect to the use of the name "Female Health Company, US Distribution" under this Agreement and compliance with all applicable laws and regulations. MLI agrees to indemnify and hold harmless FHC, its associated companies and its respective directors, officers and employees against any and all claims, demands, proceedings, losses, costs and expenses which may be brought against, suffered or incurred by FHC or its or their respective directors, officers and employees, as a result of the use of said name.


18.     INTELLECTUAL  PROPERTY

18.01 Nothing in this Agreement shall entitle MLI to any rights in (other than the rights contained in Sections 17.03 and 17.07 of this Agreement) or to any Intellectual Property Right (as defined below) owned, controlled or used by FHC or any of its associated companies. All such rights, together with all associated goodwill, are and shall remain the sole property of FHC or its associated companies as the case may be.

18.02 MLI shall take all steps which FHC may from time to time consider to be necessary to perfect or protect FHC's Intellectual Property Rights including (but without limitation) carrying out any act FHC requires in connection with any registration and FHC shall reimburse MLI with any disbursements in connection herewith reasonably incurred by it with FHC's prior written approval.

18.03 MLI shall inform FHC promptly of any potential or actual infringement of any of FHC's Intellectual Property Rights and shall provide all assistance and information required by FHC in connection with any such infringement and shall, if FHC so requests, join in any court or other proceedings relating to such infringement. FHC shall reimburse any disbursements reasonably incurred by MLI in connection herewith with FHC's prior written approval.

18.04 In this Agreement, "Intellectual Property Rights" include, but are not limited to, any copyright, patent, registered design, unregistered design, logo, know-how, the Trademark and any other trademark, trade name or other designation, or get-up and any similar rights in any part of the world owned or used by FHC or any of its associated companies. Nothing contained in this Agreement shall in any manner be deemed to require FHC or any of its associated companies to take any action with respect to, defend, or maintain, any Intellectual Property Rights.


19.     FORCE  MAJEURE
        -----  -------

19.01 Neither party shall be liable for any failure to fulfill or delay in fulfilling any of its obligations under this Agreement (other than an obligation to pay monies) caused by any circumstances beyond its reasonable control, including but not limited to war, riot, civil commotion, accident, fire, flood, Act of God, strike, lock-out or other industrial dispute (whether affecting FHC's own employees or those of MLI), legislative or administrative interference, inability to obtain raw materials, provided that if the period of default continues for more than 6 months the other party shall be entitled to terminate the Agreement forthwith by notice in writing.


20.     TERMINATION
        -----------

20.01     In  addition  to  Section  3.01,  this  Agreement  may  be terminated:

(a) By FHC or MLI at any time upon not less that ninety (90) days written notice; or

(b) by FHC or MLI if the other is in material breach of any term of this Agreement, including but not limited to Sections 5.03 or 6.01(b), or of an individual contract for the purchase of the Product and the defaulting party fails to remedy such breach within 30 days of receipt of written notification requiring it to do so; or

(c) by FHC if MLI enters into or proposes voluntary or involuntary arrangement or composition with its creditors or reconstruction of its debts or if its directors make a declaration of solvency for the purpose of a members voluntary winding up, or if notice is given of a creditors winding up, or if a special resolution is passed that MLI be wound up by the court, or if an administrative or other receiver is appointed, or if the court makes an administration order or order that MLI be wound up by the court, or if MLI ceases to carry on its business or is unable to pay its debt; or,

(d) by MLI if FHC enters into or proposes voluntary or involuntary arrangement or composition with its creditors or reconstruction of its debts or if its directors make a declaration of solvency for the purpose of a members voluntary winding up, or if notice is given of a creditors winding up, or if a special resolution is passed that FHC be wound up by the court, or if an administrative or other receiver is appointed, or if the court makes an administration order or order that FHC be wound up by the court, or if FHC ceases to carry on its business or is unable to pay its debt; or,


20.03 Termination of this Agreement shall not affect the continuing validity and enforceability of Sections 14, 16, 17, 18 and 21.


21.     CONSEQUENCES  OF  TERMINATION
        ------------  --  -----------

21.01     Upon  termination of this Agreement for whatever reason or its expiry:

(a) MLI's authority to sell Distributed Product which have not been paid for, if applicable, shall cease, and all such Product and other property of FHC or its associated companies in MLI's possession or control shall, at FHC's request, be immediately delivered to FHC or its designee (or at FHC's option, made available for collection by it, for which purpose FHC's representatives are granted access to any place where such Product may be) and all monies owed by MLI to FHC or FHC(UK), as the case may be, in respect of those of the Distributed Product not paid for, if applicable, but sold or supplied by MLI prior to the withdrawal of MLI's authority shall immediately be paid to FHC or FHC;

(b) any or all stocks of Product in saleable condition owned by MLI be repurchased by FHC or its nominee within 30 days of notice of termination at landed cost price;

(c) MLI shall cease to represent in any way that it is an authorized distributor of the Product and shall return to FHC all non-proprietary advertising material, customer records and other documents as well as demonstration equipment belonging to FHC and shall not make any further use of any of FHC's or its associated companies' Intellectual Property Rights, including the name "Female Health Company, US Distribution;

(d) MLI shall use its best endeavors to provide FHC with the names and addresses of all customers, as of the effective date of this Agreement to whom it has sold the Product and FHC reserves the right to inform those customers of termination of this Agreement howsoever occasioned;

(e) MLI shall assign, as may be assignable, to FHC within 30 days of notice of termination free of charge all approvals, consents, registrations and licenses (if any) relating to the marketing and sale of the Product and execute all documents and do all things necessary so that FHC shall have the benefit of such approvals, consents, registrations and licenses; and

(f) Within 15 days following notice of termination, MLI and FHC will meet to agree upon all procedures, options and obligations outlined in Section 21. At such meeting the parties shall determine guidelines regarding the release and content of communication relating to the termination and the effects hereof to any third person. From the time of such meeting, FHC shall be free to contact any customer of MLI.

(g) In the event FHC terminates this Agreement pursuant to Sections 3.01 or 20.01(a), FHC shall pay to MLI, within thirty (30) days following the effective date of termination, an amount equal to one hundred percent (100%) of the net sales of the Distributed Product effected by MLI during the twelve (12) months prior to receipt of notice of termination. The payment contemplated by this Section constitutes the sole and exclusive remedy of MLI for any termination of this Agreement by FHC as stated above.

(h) In the event MLI terminates this Agreement pursuant to Sections 3.01(i) or 20.01(a), MLI shall pay to FHC, within thirty (30) days following the effective date of termination, an amount equal to the required minimum purchase requirements under Section 6.01(b) for the twelve (12) month period prior to receipt of notice of termination. The payment contemplated by this Section constitutes the sole and exclusive remedy of FHC for any termination of this Agreement by MLI as stated above.


22.     RELATIONSHIP  OF  THE  PARTIES
        ------------  --  ---  -------

22.01 FHC and MLI agree that the relationship between them shall be that of independent contractor. MLI shall not assume any obligations, nor make any representations, on behalf of FHC or its associated companies nor bind them in any manner whatsoever. MLI is not the agent or partner of FHC or its associated companies. Nothing in this Agreement shall affect MLI's freedom to select the prices at, and terms on which, it resells the Distributed Product.

23.     ASSIGNMENT
        ----------

23.01 MLI may not assign in whole or in part any of its rights under this Agreement or any rights arising from any individual contract for the purchase of the Distributed Product without the written consent of FHC, such consent to be at FHC's sole discretion; provided that if FHC's consent shall have been unreasonably withheld, then MLI may elect to terminate this Agreement and receive a payment in the amount specified in Section 21.01(g).

23.02 FHC shall be entitled to assign in whole or in part any of its rights under this Agreement or arising from any individual contract for the purchase of the Product without the prior consent of MLI.

Any assignment by FHC shall be subject to the terms and conditions of this Agreement.

Should FHC assign its rights and obligations according to this Agreement to any third party in the Territory, being a major competitor of MLI, MLI shall be entitled to terminate this Agreement by giving not less than ninety (90) days written notice. In such an event, MLI will not be obligated to the payment requirements, stated in Section 21.01(h).


24.     NOTICES
        -------

24.01 Notices shall be in writing sent to FHC and MLI at their respective addresses first set forth above, or to such other address as may from time to time (by notice to the other party) be designated, and notices shall be deemed to have been duly given;

(a)     on  the  date  of  delivery  if  delivered  by  hand;

(b) by facsimile transmission, (FHC at 312-280-9360 and MLI at 510-536-9912) provided that confirmed copy is mailed within 48 hours following transmission as provided herein; or

(c)     10  days  after  the  date  of  posting  if  sent  by  registered  mail.

In proving service by post, it shall be sufficient to prove the envelope containing the notice was properly addressed, stamped and posted.

Orders for Product under Section 8 shall be sent to FHC(UK), at 1 Sovereign Park, Coronation Road, Park Royal, London NW10 7QP, England (facsimile at 011-44-208-453-0324), attention General Manager.

25.     ENTIRE  AGREEMENT
        ------  ---------

25.01 This Agreement contains all the terms of the Agreement between FHC and MLI in respect of the Product, and supersedes all previous representations, negotiations, arrangements and agreements. The headings in this Agreement are for convenience of reference only.

25.02 Any variation of this Agreement shall be effective only if agreed or confirmed in writing and signed by both parties to this Agreement and the intention to amend this Agreement is clearly expressed.

25.03 The invalidity of any provision in this Agreement shall not effect the continuing enforceability of the remaining provisions.

25.04 All rights and remedies expressly granted to the parties are cumulative and do not affect any other rights or remedies which the respective parties may otherwise have at law.


26.     WAIVER
        ------

26.01 The waiver of any right by either party shall not be construed as a waiver of the same right at a future date or as waiver of any other right.


27.     APPLICABLE  LAW
        ---------------

27.01 This Agreement shall be governed by and interpreted under the laws of the State of New York. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the applicable rules of The American Arbitration Association, then obtaining, unless the parties mutually agree otherwise. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with a recognized arbitration association. Arbitration with respect to any notice of demand by FHC shall take place in Oakland, California, and arbitration with respect to any notice of demand by MLI shall take place in Chicago, Illinois The demand shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statue of limitations. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law, in any court having jurisdiction thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

THE  FEMALE  HEALTH  COMPANY             MAYER  LABORATORIES,  INC.



By                                       By
  ------------------------------            ------------------------------------
  Name:  Mary  Ann  Leeper,  Ph.D.          Name:  David  P.  Mayer
  Title:  President                         Title:  President

                                   APPENDIX A



Definition  of  Product(s):


Tubular prophylactic plastic barrier device, designed for insertion and retention in the vaginal canal, for protection against transfer of infectious matter and against pregnancy during sexual intercourse.

                                   APPENDIX B



Trade  Mark:
                    Class          Registration  No.
                    -----          -----------------

Reality

                                   APPENDIX C



Details  of  FHC's  and  MLI's  product  liability  insurances:

                                (to be provided)

                                   APPENDIX D


For  purposes  of  Section  5.04,  "marketing"  shall  mean:

          -     Advertising/promotion  materials
          -     Tradeshow  promotion
          -     In-store  promotion
          -     Coupons
          -     Additional  media  advertising,  such  as  radio

provided, that the above shall not include any travel or trade commission expenditures.